Exhibit 99.1

Tucows Reports Financial Results for Fourth Quarter 2023

TORONTO, February 22, 2024 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global internet services leader, today reported its financial results for the fourth quarter ended December 31, 2023. All figures are in U.S. dollars.

“We finished 2023 at the high end of our range for Adjusted EBITDA guidance, a result driven by robust growth from Wavelo and consistent performance of Tucows Domains,” said Elliot Noss, Tucows President and CEO. “Consolidated revenue grew 10% year over year, which, along with a strong finish to the year, helped drive operating cash flow up to $9.0 million in the fourth quarter, up from $2.9 million in Q4 of last year. We continue to make growth investments and direct cash flow to build the Ting and Wavelo businesses, while also managing our debt. In Q4, we further deleveraged the business with payments on the syndicated debt using cash flow from Wavelo and Tucows Domains.”

Financial Results

Consolidated net revenue for the fourth quarter of 2023 increased 10.2% to $87.0 million from $78.9 million for the fourth quarter of 2022. The growth in Wavelo, Ting and Domains revenues was offset by a small decrease in revenue from Tucows Corporate.

Gross profit for the fourth quarter of 2023 increased 4.8% to $17.8 million from $17.0 million from the fourth quarter of 2022. The increase in gross profit was driven primarily by robust gross profit gains from Wavelo, as well as gross profit increases in line with expectations for Ting and Domains. The increase was partially offset by increased network depreciation and network expenses as the Ting network footprint expands.

Net loss for the fourth quarter of 2023 was $23.4 million, or a loss of $2.14 per share, compared with net loss of $13.4 million, or $1.25 per share, for the fourth quarter of 2022. The increased loss is primarily the result of costs from the continued investment in the Ting Fiber network and operations, network depreciation, and higher interest expenses resulting from higher interest rates and increased debt.

Adjusted EBITDA1 for the fourth quarter of 2023 decreased 62% to $2.6 million from $6.7 million for the fourth quarter of 2022. The decrease in adjusted EBITDA1 was primarily related to planned investments in Ting’s operating capacity and growing customer base. Cash equivalents, restricted cash and restricted cash equivalents at the end of the fourth quarter of 2023 were $92.7 million compared with $110.7 million at the end of the third quarter of 2023 and $23.5 million at the end of the fourth quarter of 2022.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended December 31			12 Months ended December 31
	2023 (unaudited)	2022 (unaudited)	% Change	2023 (unaudited)	2022 (unaudited)	% Change
Net Revenues	86,958	78,909	10.0%	339,337	321,142	5.7%
Gross Profit	17,821	17,010	4.8%	66,667	78,248	(15)%
Income Earned on Sale of Transferred Assets, net	4,062	4,498	(9.7)%	17,033	18,507	(8.0)%
Net Income (Loss)	(23,374)	(13,445)	(74)%	(96,197)	(27,571)	(249)%
Basic earnings (Loss) per common share	(2.14)	(1.25)	(71)%	(8.85)	(2.56)	(246)%
Adjusted EBITDA¹	2,554	6,700	(62)%	15,451	37,590	(59)%
Net cash by (used in) operating activities	9,003	2,901	210%	(4,771)	19,876	(124)%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Margin		Adj. EBITDA¹
	3 Months ended December 31		3 Months ended December 31		3 Months ended December 31
	2023 (unaudited)	2022 (unaudited)	2023 (unaudited)	2022 (unaudited)	2023 (unaudited)	2022 (unaudited)
Ting Internet Services:
Fiber Internet Services	13,821	11,470	7,881	7,211	(12,366)	(6,011)

Wavelo Platform Services:
Platform Services	9,545	4,479	9,214	3,807
Other Professional Services	0	0	0	0
Total Wavelo Platform Services	9,545	4,479	9,214	3,807	2,604	(1,142)

Tucows Domain Services:
Wholesale
Domain Services	48,279	46,742	9,968	9,577
Value Added Services	4,184	4,583	3,661	3,981
Total Wholesale	52,463	51,325	13,629	13,558

Retail	9,348	8,943	5,229	4,844
Total Tucows Domain Services	61,811	60,268	18,858	18,402	10,794	10,568

Corporate:
Mobile Services and Eliminations	1,781	2,692	(501)	244	1,522	3,285

Network Expenses:
Network, other costs	n/a	n/a	(7,584)	(4,245)	n/a	n/a
Network, depreciation of property and equipment	n/a	n/a	(9,533)	(7,969)	n/a	n/a
Network, amortization of intangible assets	n/a	n/a	(371)	(378)	n/a	n/a
Network, impairment	n/a	n/a	(143)	(62)	n/a	n/a
Total Network Expenses	n/a	n/a	(17,631)	(12,654)	n/a	n/a

Total	86,958	78,909	17,821	17,010	2,554	6,700

1 This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before certain recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, impairment and loss on disposition of property and equipment, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions, loss on debt extinguishment and costs that are not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles income before provision for income taxes to Adjusted EBITDA (dollars in thousands):

	3 Months ended December 31		12 Months ended December 31
	2023 (unaudited)	2022 (unaudited)	2023 (unaudited)	2022 (unaudited)
Net income (Loss) for the period	(23,374)	(13,445)	(96,197)	(27,571)
Less:
Provision (recovery) for income taxes	(1,316)	(1,006)	(6,873)	(217)
Depreciation of property and equipment	9,661	8,124	36,431	28,187
Impairment of property and equipment	143	62	4,822	553
Amortization of intangible assets	2,728	2,866	10,829	11,394
Interest expense, net	12,651	5,901	41,771	14,456
Loss on debt extinguishment	-	-	14,680	-
Accretion of contingent consideration	-	50	-	248
Stock-based compensation	1,528	3,203	8,134	7,599
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(316)	(166)	(62)	281
Acquisition and transition costs*	849	1,111	1,916	2,660

Adjusted EBITDA	2,554	6,700	15,451	37,590

* Acquisition and other costs represent transaction-related expenses, transitional expenses, such as redundant post-acquisition expenses, primarily related to our acquisitions, including Simply Bits in November 2021. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Management Commentary

Concurrent with the dissemination of its quarterly financial results news release at 5:05 p.m. ET on Thursday, February 22, 2024, management’s pre-recorded audio commentary (and transcript), discussing the quarter and outlook for the Company will be posted to the Tucows website at http://www.tucows.com/investors/financials.

Following management’s prepared commentary, for the subsequent seven days, until Thursday, February 29, 2023, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions in an audio recording and transcript to the Company’s website at http://www.tucows.com/investors/financials, on Tuesday, March 12, 2024, at approximately 4 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

Tucows, Ting, Wavelo, and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Contact:

Monica Webb,

Vice President, Investor Relations

647.898.9924

mwebb@tucows.com